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                                                                    Exhibit 5.01



Lernout & Hauspie Speech Products N.V.
Flanders Language Valley 50

8900 IEPER


Brussels,   June 28, 2000


Re:  Registration Statement on Form S-3 dated June 28, 2000



Ladies and Gentlemen,



     We have acted as counsel on matters of Belgian law in connection with the filing with the United States Securities and Exchange Commission of the aforementioned registration statement (the "Registration Statement") pursuant to which Lernout & Hauspie Speech Products N.V. (the "Company") is registering under the United States Securities Act of 1933, 10,011,236 shares of the Company's common stock, no par value (the "Common Stock").


     Our firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In the course of our representation of the Company in connection with the aforementioned Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of those assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon those assumptions.


     For the purpose of rendering this opinion, we have examined and relied solely upon the following documents:


1 The Agreement and Plan of Merger among the Company, L&H Holdings USA Inc., a corporation under Delaware law, Dragon Systems Inc., a corporation under Delaware Law ("Dragon") and certain principal stockholders of Dragon dated March 27, 2000 (the "Agreement").


2    Copy of the Board resolution of the Company dated March 27, 2000;


3 Copy of the Company's Restated and Co-ordinated Articles of Association dated June 7, 2000;


4 Copy of the resolution of the Company's Board meeting held before a Belgian notary on June 7, 2000 in connection with the issuance of the Common Stock;


5 Copy of the proxies with respect to the Board resolution referred to under numbered paragraph 3;


6 Copy of the special report of the Company's Board established in accordance with article 34 (S)2 of the Belgian co-ordinated laws on commercial companies ("Belgian Company Law") dated May 30, 2000;


7 Copy of the special report of the Company's Board established in accordance with article 34bis (S)3 of the Belgian Company Law, dated May 30, 2000;


8 Copy of the special report of the Company's Board established in accordance with article 101 ter of the Belgian Company Law, dated May 30, 2000;


9 Copy of the special report by the Company's statutory auditor established in accordance with article 34 (S)2 of the Belgian Company Law, dated May 30, 2000;

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10   Copy of the special report by the Company's statutory auditor established in accordance with article 34bis (S)3 of the Belgian Company Law, dated May 31, 2000;


11 An oral confirmation over the phone from the Clerk of the Commercial Court of Ieper on May 30, 2000 confirming that the Company has not been declared bankrupt nor is it subject to any judicial and collective settlement procedure with its creditors in Belgium;


     The documents referred to under numbered paragraph 1 to 11 are refererred to as the "Transaction Documents".


     With your concurrence, the opinions hereafter expressed, whether or not qualified by language such as "to our knowledge", are based solely upon (1) our review of the documents referred to under numbered paragraph 1 to 11 above, (2) discussions with those of our advocaten who have given legal representation to the Company in connection with the Agreement, and (3) such review of published sources of law as we have deemed necessary. For the purposes of this opinion, the term "to our knowledge", or similar phrases means the actual knowledge of those of our advocaten who have given substantive legal representation to the Company since January 1, 1995.


     Our opinions hereafter expressed are limited to the current laws of Belgium (unpublished case law excluded), and are qualified as set out below. In particular, we express no opinions on any federal or state laws of the United States of America, or the laws, regulations or rules of any political subdivision or governmental agency thereof.


     The opinions hereafter expressed are subject to the general qualifications that such rights and remedies may be subject to and affected by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, or assignment for the benefit of creditors laws and other similar laws affecting the rights and remedies of creditors generally.


     We express no legal opinion upon any matters other than those explicitly addressed in numbered paragraph 1, and our express opinions therein contained shall not be interpreted to be implied opinions upon any other matter.


     Based upon and subject to the foregoing, we are of the opinion that:


     1. The Common Stock is duly authorized, validly issued, fully paid and non-assessable under Belgian law.


     This opinion is rendered only with respect to matters of Belgian law. We understand that this opinion is to be issued in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof.


     This opinion may be used in connection with the offering of the Common Stock only while the Registration Statement remains in effect.


     This opinion is rendered in accordance with the rules of the Brussels Bar.


     Very truly yours,



     /s/ Philippe Hamer                  /s/ Peter Bienenstock
     ------------------                  ---------------------
     Philippe Hamer                      Peter Bienenstock

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                                  SCHEDULE A
                              STANDARD ASSUMPTIONS

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In rendering legal opinions in third party transactions, Loeff Claeys Verbeke makes certain customary assumptions described below:


     1. Except for the Company's officers executing documents on its behalf (whose capacity is covered in this opinion), each natural person executing any of the Transaction Documents has sufficient legal capacity to enter into such Transaction Documents and perform the transactions contemplated hereby.


     2. Each person other than the Company (whose capacity is covered in this opinion) has all requisite power and authority and has taken all necessary corporate or other action to enter into those Transaction Documents to which it is a party or by which it is bound, to the extent necessary to make the Transaction Documents enforceable against it.


     3. Each person other than the Company (whose capacity is covered in this opinion) has complied with all legal requirements pertaining to its status and such status relates to its rights to enforce the Transaction Documents against the Company.


     4. Each document other than the Transaction Documents is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original of such documents and all signatures are genuine.


     5. The Transaction Documents and other documents of which we have not seen executed originals have been executed in the form reviewed by us.


     6. All official public records are accurate, complete and properly indexed and filed.


     7. There has not been any mutual mistake of fact or, fraud, duress, or undue influence by or among any of the parties to the Transaction Documents.


     8. The Company's Board of Directors has satisfied itself that the transactions contemplated in the Transaction Documents are all in the Company's corporate interest.


     9. The conduct of the parties to the Agreement has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability.

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